Exhibit 10.11

PROKIDNEY CORP.

NON-EMPLOYEE DIRECTOR COMPENSATION POLICY

The Board of Directors (the “Board”) of ProKidney Corp. (the “Company”) has approved the following Non-Employee Director Compensation Policy (this “Policy”) to provide an inducement to obtain and retain the services of qualified persons to serve as members of the Company’s Board. The Policy establishes compensation to be paid to non-employee directors of the Company.

I.
Applicable Persons

This Policy shall apply to each director of the Company who is not an employee of the Company or any Affiliate (each such member, a “Non-Employee Director”). Unless otherwise defined herein, capitalized terms used in this Policy will have the meaning given to such terms in the Company’s 2022 Incentive Equity Plan or any successor equity incentive plan (the “Plan”).

II.
Annual Cash Compensation

Each Non-Employee Director will be entitled to receive the following annual cash retainers for service on the Board:

Annual Board Service Retainer:

•
All Non-Employee Directors: $42,500
•
Non-Executive Chairperson (additional retainer): $35,000
•
Lead Independent Director (additional retainer): $30,000

Annual Committee Member Service Retainer:

•
Member of the Audit Committee: $10,000
•
Member of the Compensation Committee: $7,500
•
Member of the Nominating and Corporate Governance Committee: $5,000
•
Member of the Research and Development Committee: $7,500

Annual Committee Chair Service Retainer (in lieu of Committee Member Service Retainer):

•
Chairperson of the Audit Committee: $20,000
•
Chairperson of the Compensation Committee: $15,000
•
Chairperson of the Nominating and Corporate Governance Committee: $10,000
•
Chairperson of the Research and Development Committee: $15,000

The annual cash retainers set forth above will be payable in equal quarterly installments, payable in arrears on the last day of each fiscal quarter (each such date, a “Retainer Accrual Date”) in which the service occurred, prorated for any partial quarter of service (based on the number of days served in the applicable position divided by the total number of days in the quarter). All annual cash fees are vested upon payment.

III.
Election to Receive Common Stock in Lieu of Cash Retainer
A.
Retainer Grant. Each Non-Employee Director may elect to receive a grant of Class A common stock, $0.0001 par value (“Common Stock”), in lieu of the cash compensation set forth in Section II (a “Retainer Grant” and such election, a “Retainer Grant Election”). If a Non-Employee Director timely makes a Retainer Grant Election pursuant to Section

III(B) below, then on the first business day following the applicable Retainer Accrual Date, without any further action by the Board, such Non-Employee Director automatically will be granted the number of shares of Common Stock equal to (a) the aggregate amount of cash compensation otherwise payable to such Non-Employee Director on the applicable Retainer Accrual Date divided by (b) the closing price of the Common Stock on the Nasdaq Stock Market on the applicable Retainer Accrual Date (or, if such date is not a business day, on the first business day thereafter), rounded down to the nearest whole share. Each Retainer Grant will be fully vested on the applicable grant date.
B.
Election Mechanics. A Retainer Grant Election must be submitted by a Non-Employee Director to the Company’s Chief Financial Officer (or such other individual as the Company designates) in writing prior to the end of each calendar year, indicating that the Director elects (in increments of 25%, 50%, 75% or 100% of the Director’s cash compensation) to receive the retainers in Common Stock for the following calendar year. If no election has been made as of the first day of the year, the Non-Employee Director shall receive all retainers in cash. If a previous election has been made to receive Common Stock in lieu of cash, such election shall remain in effect for subsequent calendar years until such election is changed by the completion, signature and delivery to the Company of a new election form for the following calendar year. Each newly elected or appointed Non-Employee Director shall make an election prior to, or within 30 days of, his or her initial appointment or election to the Board, for the remainder of the year of such appointment or election, whether to receive the retainers in cash or Common Stock. A Non-Employee Director may only make or revoke a Retainer Grant Election during a period in which the Company is not in a quarterly or special blackout period and the Non-Employee Director is not aware of any material non-public information.
IV.
Equity Compensation

A.
Initial Grant. Each Non-Employee Director who is first elected or appointed to the Board may be granted under the Plan a number of non-qualified stock options to purchase Common Stock as determined by the Board (the “Initial Grant”). The options subject to the Initial Grant will vest in equal monthly installments over the 36 months following the date of grant, subject to the Non-Employee Director’s Continuous Service (as defined in the Plan) on each vesting date.

B.
Annual Grant. On the date of each annual stockholder meeting of the Company, each Non-Employee Director who continues to serve as a non-employee member of the Board following such stockholder meeting will be granted, automatically and without any action on the part of the Board, under the Plan, 135,000 non-qualified stock options to purchase Common Stock (the “Annual Grant”), with the value of such Annual Grant subject to reduction in order to comply with the Compensation Limits referred to in Section V. of the Policy and Section 5(e) of the Plan (after taking into account any Initial Grant and applicable retainer to be paid pursuant to Section II of the Policy). The options subject to the Annual Grant will vest in full on the sooner of the one-year anniversary of the date of grant or the date of Company’s next annual stockholder meeting, subject to the Non-Employee Director’s Continuous Service (as defined in the Plan) through such vesting date. For the avoidance of doubt, each newly appointed or elected Non-Employee Director shall first become eligible for an Annual Grant at the first annual stockholder meeting following the date on which such Non-Employee Director is appointed to the Board or the annual stockholder meeting at which the Non-Employee Director is first elected to the Board.

C.
Additional Provisions: All provisions of the Plan not inconsistent with this policy will apply to awards granted to a Non-Employee Director. Non-Employee Directors will be required to execute an award agreement in a form satisfactory to the Company prior to receipt of an Initial Grant or Annual Grant.

V.
Non-Employee Director Compensation Limit

Notwithstanding anything herein to the contrary, the cash compensation and equity compensation that each Non-Employee Director is entitled to receive under this Policy shall be subject to the limits set forth in Section 5(e) of the Plan (the “Compensation Limits”) and any amounts set forth above (whether denominated in cash or equity) shall be subject to reduction in order to comply with the Compensation Limits.

VI.
Ability to Decline Compensation

A Non-Employee Director may decline all or any portion of his or her compensation under this Policy by giving notice to the Company prior to the date such cash is earned or such equity awards are to be granted, as the case may be.

VII.
Expenses

Upon presentation of documentation of such expenses reasonably satisfactory to the Company, the Company will reimburse each Non-Employee Director for reasonable out-of-pocket business expenses incurred in connection with attending meetings of the Board and Committees thereof or in connection with other business related to the Board. Each Non-Employee Director shall abide by the Company’s travel and other expense policies applicable to Company personnel, as in effect from time to time.

VIII.
Amendments

This Policy may be amended at any time in the sole discretion of the Board. The Compensation Committee or the Board shall review this Policy from time to time to assess whether any amendments in the type and amount of compensation provided herein should be adjusted in order to fulfill the objectives of this Policy.

Amended: November 18, 2025